NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, October 29, 2021

LyondellBasell Reports Third Quarter 2021 Earnings

Third Quarter 2021 Highlights
•Robust demand and tight market conditions supported strong margins
•Accelerated our climate goals: 30% CO2 reduction by 2030 and net zero by 2050 (scope 1 and 2)
•Net Income: $1.8 billion
•Diluted earnings per share: $5.25 per share
•EBITDA: $2.7 billion
•Record cash from operating activities: $2.1 billion
•Strong cash flow supported debt reduction of $0.7 billion with $2.4 billion year-to-date
•Paid dividends and repurchased approximately 1 million shares totaling $0.5 billion in returns for shareholders

Comparisons with the prior quarter and third quarter 2020 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Sales and other operating revenues	$12,700	$11,561	$6,776	$33,343	$19,816
Net income	1,762	2,059	114	4,891	572
Diluted earnings per share	5.25	6.13	0.33	14.57	1.69
Weighted average diluted share count	334	335	334	334	334
EBITDA (a)	2,691	3,018	466	7,294	1,872

Excluding LCM and Impairment (a)

Net income	$1,762	$2,059	$427	$4,891	$1,148
Diluted earnings per share	5.25	6.13	1.27	14.57	3.42
LCM (benefits) charges, pre-tax	—	—	(160)	—	163
Impairment, pre-tax	—	—	582	—	582
EBITDA	2,691	3,018	888	7,294	2,617

(a) See “Information Related to Financial Measures” for a discussion of the Company’s use of EBITDA and EBITDA excluding LCM and Impairment and Table 2 for reconciliations of net income to those measures. LCM stands for “lower of cost or market.” Impairment is related to charges incurred in the Refining segment.

LyondellBasell Industries (NYSE: LYB) today announced net income for the third quarter 2021 of $1.8 billion, or $5.25 per share. Third quarter 2021 EBITDA was $2.7 billion.

“Our third quarter results reflect robust demand for LyondellBasell products and tight market conditions, which supported strong margins across most of our businesses,” said Bob Patel, LyondellBasell CEO.

“In North America, solid demand supported continued strength in benchmark integrated polyethylene margins and drove polypropylene spreads to historic highs. In contrast, higher naphtha and natural gas liquids feedstock prices in Europe led to margin compression for both olefins and polyolefins in our Olefins and Polyolefins EAI segment. Our Intermediates and Derivatives segment was impacted by rising costs that reduced margins across most of its businesses. We also lost volume and incurred higher costs in connection with downtime in our acetyls business. Increasing mobility has improved demand and margins for transportation fuels produced by our Refining segment.”

“Strong market conditions and cash generation from our growth investments resulted in record cash from operating activities during the third quarter. We redeemed $500 million in bonds to bring our year-to-date debt reduction to $2.4 billion and repurchased 1 million shares during the quarter.”

“In September, we reaffirmed our commitment to address the global challenge of climate change by increasing our goals for reducing scope 1 and scope 2 CO2 emissions at least 30 percent by 2030 relative to a 2020 baseline and achieving net zero from our global operations by 2050,” said Patel.

OUTLOOK
“We expect strong demand for LyondellBasell's products to continue as the roll out of vaccines drives further improvement in economic activity around the world. Over the next several quarters, we expect unmet consumer demand will extend strength in automotive, construction and other durable goods markets. While margins are likely to moderate due to increasing feedstock prices, energy costs and winter seasonality, we anticipate ongoing benefits from strong markets and tight industry supply.”

“At LyondellBasell, our goal is to deliver results that meet both our financial and sustainability objectives. We have emerged stronger from last year's downturn by investing in growth and leveraging our culture of operational excellence and financial discipline over a larger asset base. LyondellBasell's step change in earnings power and cash generation is increasingly visible. With an additional $650 million of bonds redeemed during October, we continued to strengthen our investment grade balance sheet and remain on track to reduce debt by up to $4 billion in 2021. We expect cash generation will continue to provide flexibility for opportunistic share repurchases. At the same time, we are helping to address the global challenges of climate change by setting ambitious goals to reduce our CO2 emissions and achieve carbon neutrality for our company by the middle of the century. Altogether, LyondellBasell's growth strategy is creating momentum to deliver sustainable value over the coming years,” Patel said.

CONFERENCE CALL
LyondellBasell will host a conference call October 29 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Michael McMurray and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings. A replay of the call will be available from 1:00 p.m. EDT October 29 until November 30. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13723396.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies.  In 2021, LyondellBasell was named to Fortune magazine's list of the “World's Most Admired Companies” for the fourth consecutive year. More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this presentation, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; uncertainties and impacts related to the extent and duration of the pandemic; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to manage costs; future financial and operating results; benefits and synergies of any proposed transactions; our ability to identify, evaluate and complete any strategic alternative related to the refinery; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers, and reduce our emissions and achieve net zero emissions by the time set in our respective goals; our ability to procure energy from renewable sources; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to amend, extend, repay, redeem, service, and reduce our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2020, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and diluted EPS exclusive of adjustment for “lower of cost or market” (“LCM”) provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of adjustments for LCM and impairment. LCM is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value.

These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at www.LyondellBasell.com/investorrelations. These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated.

###
Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 2 - Reconciliation of Net Income to EBITDA, including and excluding LCM and Impairment
	Three Months Ended			Nine Months Ended
Millions of U.S. dollars	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income	$1,762	$2,059	$114	$4,891	$572
add: LCM charges (benefits), after-tax	—	—	(133)	—	130
add: Impairment of long-lived assets, after-tax	—	—	446	—	446
Net income excluding LCM and impairment	1,762	2,059	427	4,891	1,148
less: LCM (charges) benefits, after-tax	—	—	133	—	(130)
less: Impairment of long-lived assets, after-tax	—	—	(446)	—	(446)
Net income	1,762	2,059	114	4,891	572
Loss (income) from discontinued operations, net of tax	1	(2)	—	1	—
Income from continuing operations	1,763	2,057	114	4,892	572
Provision for (benefit from) income taxes	452	506	(125)	1,028	(82)
Depreciation and amortization	351	330	358	1,016	1,056
Interest expense, net	125	125	119	358	326
add: LCM charges (benefits), pre-tax	—	—	(160)	—	163
EBITDA excluding LCM	2,691	3,018	306	7,294	2,035
add: Impairment of long-lived assets, pre-tax	—	—	582	—	582
EBITDA excluding LCM and impairment	2,691	3,018	888	7,294	2,617
less: LCM (charges) benefits, pre-tax	—	—	160	—	(163)
less: Impairment of long-lived assets, pre-tax	—	—	(582)	—	(582)
EBITDA	$2,691	$3,018	$466	$7,294	$1,872